SEC 1472 (02-02)
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                              UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, DC 20549



                                  FORM 3

              STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP OF
                                SECURITIES





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                                UNITED STATES
                                                      --------------------------
                                SECURITIES AND        OMB APPROVAL
----------------------------
        FORM 3                     EXCHANGE           OMB Number:
                                  COMMISSION          3235-0104
----------------------------
                             Washington, D.C. 20549   Expires: January 31, 2005

                              INITIAL STATEMENT OF    Estimated average burden
                                   BENEFICIAL         hours per response .0.5
                                                      --------------------------
                                   OWNERSHIP
                                  OF SECURITIES

                           Filed pursuant to Section
                            16(a) of the Securities
                             Exchange Act of 1934,
                             Section 17(a) of the
                            Public Utility Holding
                            Company Act of 1935 or
                             Section 30(f) of the
                            Investment Company Act
                                    of 1940




1.   Name and Address of Reporting Person*

     Beijing Super Energy Yu Heng Technology Development Co. Ltd.
     ___________________________________________________________________________
     (Last)          (First)          (Middle)

     19 / F Dahangjiye Building No. 33, North Renda Road
     ___________________________________________________________________________
     (Street)

     Beijing,        China          100080
     ___________________________________________________________________________
     (City)          (State)          (Zip)


2.   Date of Event Requiring Statement (Month/Day/Year)

     August 16, 2002

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3.   I.R.S. Identification Number of Reporting Person, if an entity
     (voluntary)

     N/A

4.   Issuer Name and Ticker or Trading Symbol

     Digital Village World Technologies Inc. (DVWT)

5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

         Director                          X    10% Owner
         Officer (give title below)      _____  Other (specify below)

     Chairman and President
     ----------------------


6.   If Amendment, Date of Original (Month/Day/Year)



7.   Individual or Joint/Group Filing (Check Applicable Line)

     X       Form filed by One Reporting Person

     _____   Form filed by More than One Reporting Person


         Table I - Non-Derivative Securities Beneficially Owned
         ------------------------------------------------------


1.   Title of Security
     (Instr. 4)

     Common

2.   Amount of Securities Beneficially Owned
     (Instr. 4)

     12,000,000

3.   Ownership Form: Direct (D) or Indirect (I)
     (Instr. 5)

     12,000,000   (D)

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4.   Nature of Indirect Beneficial Ownership
     (Instr. 5)


              Table II - Derivative Securities Beneficially Owned
              ---------------------------------------------------
         (e.g., puts, calls, warrants, options, convertible securities)
          ------------------------------------------------------------


1.   Title of Derivative Security
     (Instr. 4)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

     Date Exercisable        Expiration Date
     ----------------        ---------------



3.   Title and Amount of Securities Underlying Derivative Security
     (Instr. 4)

     Title        Amount or Number of Shares
     -----        --------------------------



4.   Conversion or Exercise Price of Derivative Security




5.   Ownership Form of Derivative Securities Direct (D) or Indirect (I)
     (Instr. 5)



6.   Nature of Indirect Beneficial Ownership
     (Instr. 5)


Explanation of Responses:

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By: /s/ Chen Zhiqing, Chairman, on behalf of        August 21, 2002
        Beijing Super Energy Yu Heng
        Technology Development Co. Ltd.
_____________________________________________   _____________________________
   **Signature of Reporting Person                  Date


Reminder:   Report on a separate line for each class of securities
            beneficially owned directly or indirectly.
        *   If the form is filed by more than one reporting person, see
            Instruction 5(b)(v).
       **   Intentional misstatements or omissions of facts constitute Federal
            Criminal Violations
            See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, on of which must be manually signed. If space is insufficient, see Instruction 6 for procedure









http://www.sec.gov/divisions/corpfin/forms/3.htm
Last update: 02/11/2002


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